Exhibit 99.1

FARADAY FUTURE REPORTS FINANCIAL

RESULTS FOR SECOND QUARTER 2022

– Major Systems Installation Completed at Hanford Manufacturing Plant –

– Substantial Progress Toward Equipment Installation in Vehicle Manufacturing Areas –

– Return to Timely Filing Status and Nasdaq Compliance –

Los Angeles, CA (August 15, 2022) - Faraday Future Intelligent Electric Inc. (NASDAQ: FFIE) ("FF”, “Faraday Future”, or “the Company"), a California-based global shared intelligent electric mobility ecosystem company, today announced financial results for its second quarter ended June 30, 2022.

“We made encouraging progress during the second quarter at our newly renamed “FF ieFactory California,” our manufacturing plant in Hanford, California. Mechanical, electrical, and plumbing systems are in place, and equipment installation and construction in final vehicle manufacturing areas is nearing completion,” said Dr. Carsten Breitfeld, Global CEO of Faraday Future.

Dr. Breitfeld continued, “During the second quarter of 2022, we also received our dealer license from the State of California and announced our Flagship Brand Experience center which will be located in Beverly Hills. Importantly, we also became current with our financial statements and regained compliance with NASDAQ listing requirements. Fundraising efforts are underway, and we currently expect to deliver the FF 91 to customers in the third or fourth quarter of 2022.”

KEY COMPANY HIGHLIGHTS DURING SECOND QUARTER 2022

Faraday Future made important progress at its FF ieFactory California and noted other developments in key operating areas in support of its business plan. Among the key events and progress during the quarter were:

●	Marked Milestone #5, the start of major mechanical, electrical, and plumbing systems, which are now essentially complete.

●	Signed a sourcing agreement for battery packs for the FF 91 with a leading global battery supplier and innovator in lithium-ion technology. The FF 91 battery pack will feature state-of-the-art technology designed to deliver superior power, energy, and charging speeds.

●	Announced its Flagship brand experience center, to be located in Beverly Hills, California where visitors can experience the brand’s advanced technology, distinctive luxury, and futuristic design.

●	Received its dealer license from the State of California for its U.S. operations. The California dealer license makes it possible to sell directly to users in the state and to sell vehicles online to users in other states.

●	Announced 399 preorders as of June 30, 2022. Preorders are fully refundable, non-binding, paid deposits for the FF 91 Futurist Alliance Edition and/or the FF 91 Futurist vehicles available initially for sale to customers in the U.S. and China. FF 91 Futurist Alliance Edition preorders require a $5,000 deposit for customers in the US and an RMB 50,000 deposit for customers in China. FF 91 Futurist preorders require a $1,500 deposit for customers in the US and an RMB 20,000 deposit for customers in China.

●	Returned to timely filing status with the filing of its second quarter 2022 financial results and regained timely filer status with NASDAQ.

EVENTS SUBSEQUENT TO SECOND QUARTER 2022

Subsequent to June 30, 2022, the following events took place:

●	Entered into an agreement with ATW Partners LLC to extend the maturity date, adjust the conversion price, and otherwise amend the terms of certain existing convertible promissory notes.

●	Signed an agreement with U.S.-based institutional investors including an affiliate of ATW Partners LLC, that contemplates total potential funding of as much as $600 million. The executed agreement provides $52 million of near-term funds in a convertible secured notes structure.

RESULTS FOR SECOND QUARTER 2022

Faraday Future reported an operating loss of approximately $137 million during the three months ended June 30, 2022, as compared to an operating loss of approximately $28 million for the three months ended June 30, 2021. The increase was primarily driven by an increase in engineering, design, and testing (“ED&T”) services as the Company re-engaged suppliers and made significant purchases for ED&T services to progress the development of the FF 91 and a significant increase in headcount and employee-related expenses. Net loss increased to approximately $142 million during the three months ended June 30, 2022, as compared to approximately $53 million net loss for the three months ended June 30, 2021. The significant increase in net loss in the second quarter of 2022 is primarily attributable to the increase in operating loss for the same period.

Total assets as of June 30, 2022 were approximately $588 million, which include $121 million of cash. The decrease in cash from March 31, 2022 to June 30, 2022 was primarily due to payments to vendors and employees related to FF’s continued investment in its FF ieFactory California production readiness and research and development efforts in the FF 91. As of August 9, 2022, the cash balance was $52.2 million and restricted cash was $1.6 million. Total liabilities as of June 30, 2022 were approximately $287 million, as compared to approximately $340 million in total liabilities as of December 31, 2021. FF has been experiencing increased costs relative to prior projections introduced prior to the July 2021 business combination. These increases are primarily attributable to certain product improvements and upgrades relating to the capabilities of the FF 91, professional fees, cost overruns, and recent macroeconomic challenges, including increased construction and labor costs, raw material price increases, semiconductor chip shortages, tariffs, Covid-19 related disruptions and added costs, and other supply chain constraints. More recently, some suppliers have requested accelerated payments and other terms and conditions as a result of our past payment history and concerns about the Company’s financial condition, leading to less favorable payment terms than the Company had anticipated, and delaying or putting at risk certain deliveries. Since its inception, the Company has incurred cumulative losses from operations and negative cash flows from operating activities, and the Company’s accumulated deficit was approximately $3.2 billion as of June 30, 2022. The Company expects to continue to generate significant operating losses for the foreseeable future, as we continue to incur expenses before we generate meaningful revenue.

COMPANY PROJECTIONS AND FF 91 LAUNCH TIMELINE

FF projects a use of cash of approximately $368 million for the period from July 1, 2022 through December 31, 2022 to launch the FF 91. FF is seeking to raise capital of $325 million from fundraising efforts currently underway to supplement its cash on hand. Although the Company has taken steps to preserve its current cash position, including reducing spending, extending payment cycles and other similar measures, it projects that it will require additional funds by early September 2022 in order to continue operations, and will also need to raise additional financing during the remainder of 2022 and beyond 2022 to support the ramp-up of production of the FF 91 to generate revenues to put the Company on a path to cash flow break-even.

MANAGEMENT TRANSITION

Mathias Hofmann, Head of Global Supply Chain, will assume the additional position of Head of Manufacturing Operations, on an interim basis. Mr. Hofmann will replace Matt Tall, who will be leaving the company for personal reasons and returning to his family in Florida. Mathias has demonstrated leadership and commitment to Faraday Future and has experience managing complex automotive assembly plants on three continents. Mathias is supported by strong teams in supply chain both in the United States and China and will lead an outstanding manufacturing team in Hanford.

Customers can preorder an FF 91 via the FF Intelligent App or through our website (English): https://www.ff.com/us/preorder/ or (Chinese): https://www.ff.com/cn/preorder/

Download the new FF Intelligent App (English): https://apps.apple.com/us/app/id1454187098 or https://play.google.com/store/apps/details?id=com.faradayfuture.online, (Chinese): http://appdownload.ff.com

ABOUT FARADAY FUTURE

Faraday Future is a class-defining luxury electric vehicle company. The Company has pioneered numerous innovations relating to its products, technology, business model, and user ecosystem since its inception in 2014. Faraday Future aims to perpetually improve the way people move by creating a forward-thinking mobility ecosystem that integrates clean energy, AI, the Internet, and new usership models. Faraday Future’s first flagship product is the FF 91 Futurist.

FOLLOW FARADAY FUTURE:

https://www.ff.com/

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https://www.instagram.com/faradayfuture/

www.linkedin.com/company/faradayfuture/

NO OFFER OR SOLICITATION

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements, and include (among others) statements regarding the expected timing of the launch of FF 91 and FF 81 vehicles and anticipated production capacity of the Company’s Hanford, California facility. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include the Company’s ability to close on above mentioned convertible notes, raise additional convertible notes and/or other financing the failure of which could result in the Company seeking protection under the Bankruptcy Code; the Company’s ability to obtain financial viability exception or stockholder approval under Nasdaq Rule 5635 to issue all of the shares issuable upon conversion of the above mentioned convertible notes; the Company’s ability to remain in compliance with the listing requirements of The Nasdaq Stock Market LLC (“Nasdaq”) and to continue to be listed on Nasdaq; the outcome of the SEC investigation relating to the matters that were the subject of the Special Committee investigation; the implementation of the Special Committee’s actions and related internal review by the Company; the Company’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs; the Company’s estimates of the size of the markets for its vehicles and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles; the success of other competing manufacturers; the performance and security of the Company’s vehicles; potential litigation involving the Company; the result of future financing efforts and general economic and market conditions impacting demand for the Company’s products; and the ability of the Company to attract and retain employees. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors (English): ir@faradayfuture.com

Investors (Chinese): cn-ir@faradayfuture.com

John Schilling

Media: media@faradayfuture.com

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